Exhibit 2.1

HORUS PRIVATE EQUITY FUND III L.P., A PRIVATE EQUITY FUND, MANAGED BY EFG-HERMES PRIVATE EQUITY

MAIRIRIDGE FOR INFRASTRUCTURE

AS “PURCHASERS”

AND

RIDGEWOOD NEAR EAST HOLDINGS LLC
RW EGYPTIAN HOLDINGS, LLC

AS “SELLERS”

AND

OTHERS

SALE AND PURCHASE AGREEMENT

JUNE 5,  2008

HELMY, HAMZA & PARTNERS
Attorneys at Law

Members of the International Law Firm
Of

This Sale and Purchase Agreement (the “Agreement”) is made as of June 5, 2008.

AMONG:

(1)
Ridgewood Near East Holdings LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of Ridgewood Near East Holdings, LLC;

(2)
RW Egyptian Holdings, LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of RW Egyptian Holdings, LLC;

(collectively, the “Sellers” and individually a “Seller”); and

(3)
Horus Private Equity Fund III, LP, a Cayman Island Limited Partnership, having its registered office at c/o M&C Corporate Services Limited, B.O.Box 309G7, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, managed by EFG-Hermes Private Equity and represented herein by Mr. Samer S. Yassa, in his capacity as the legal representative of the fund (referred to hereinafter as the “First Purchaser”); and

(4)
Mariridge for Infrastructure Projects, an Egyptian joint stock company, whose registered office is at 26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as its  legal representative (referred to hereinafter as the “Second Purchaser”); and

(collectively, the “Purchasers”); and

(5)	Mr. Zaki Girges, an Egyptian national, holding national ID No.25809011602892 issued June, 2002 resident at 165, El Orouba Street, Heliopolis, Cairo, Egypt (referred to hereinafter as “ZG”); and

(6)
Ridgewood Egypt for Infrastructure LLC, an Egyptian limited liability company, commercial register no. 327201 issued on  November 11, 1999, whose registered office is at 165 El Orouba St., Heliopolis, Cairo, Egypt, represented herein by ZG, in his capacity as the General Manager (referred to hereinafter as the “Company”); and

WHEREAS

(A)	By virtue of the Purchase and Sale Agreements (as hereinafter defined), the Sellers Own 20,000 quotas (the “Shares”) representing 100% of the capital of the Company; and

(B)	The Sellers have provided financial support to the Company during the prior years and have outstanding loans amounting to US$26,063,086 owing to them by the Company (the “Loan”); and

(C)
The Sellers wish (i) to sell and transfer their Ownership of the Shares and (ii) to sell and transfer the Loan, to the First Purchaser and the Second Purchaser, in each case, upon Completion (as hereinafter defined),  on the terms and conditions of this Agreement; and

(D)
ZG is introduced as a party to give representations and warranties regarding the Company in favor of the Sellers since ZG is the only party to this Agreement having full actual knowledge of its legal, financial affairs and operations; and

(E)	The Company is introduced as a party to acknowledge the transfer of the Shares and the Loan to be effected pursuant to this Agreement and to undertake the necessary procedures related thereto.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

Definitions

In this Agreement the following words and expressions shall have the following meanings:

“Accounts Date”	means 31 December 2007;
“Accounts”
means the audited balance sheet and related statement of income and shareholders’ equity as at the Accounts Date and for the fiscal year then ended for each of the Company and its two unconsolidated Subsidiaries, each as audited by the auditors of the Company and such Subsidiaries and approved by the shareholders, copies of which has been previously delivered to the First Purchaser;

“Affiliate”
in relation to a body corporate means any other person that, directly or indirectly, controls, is controlled by or under common control with such body corporate, whether through ownership of voting securities, management control or otherwise, and in relation to an individual means any company or partnership over which that individual has control, directly or indirectly, whether through ownership of voting securities, management control or otherwise;

“Approval”	means the ratification of GAFI of minutes of the Extraordinary General Shareholders Meeting approving the transfer of the Shares to the First Purchaser and the Second Purchaser;
“Articles of Association”	means the articles of incorporation of the Company, as amended from time to time;
“Business Day”	means a day on which most major banks are open for business in Cairo, Egypt but does not include a Friday or a Saturday or any other day which is a legal holiday in such city;
“Business”	means the business relating to water, waste water, power generation or any other similar business that the Company is involved in at the date of this Agreement;
“Escrow Agent Certificate”	means the joint certificate of the Sellers, the First Purchaser and the Company to the Escrow Agent in the form of Schedule (11) attached hereto.;

“Company”
means Ridgewood Egypt for Infrastructure LLC, an Egyptian limited liability company, commercial register number 327201 with its head office located at 165 El Orouba St., Heliopolis, Cairo, Egypt basic information about which is set out in Schedule 1;

“Company Loan”	means the loan from the Lender to the Company to be made pursuant to the Company Loan Agreement;
“Company Loan Agreement”	means the agreement between the Lender and the Company set forth in Schedule 9;
“Completion” or “Closing”
means completion of the purchase of the Shares and the Loan by the First Purchaser and the Second Purchaser, respectively, the delivery of documents, the release of the Purchase Price to the Sellers and the Second Purchaser payment to the Second Purchaser, all as provided in the Escrow Agreement;

“Damages”
means all direct losses, assessments, charges, actual damages, deficiencies, liabilities, fines, costs and expenses (including reasonable legal fees, interest and penalties paid, and the reasonable costs of investigation, defense or settlement of any of the foregoing);

“Early Termination Date”
means the date which is (90) days after the latest to occur of (i) the date this Agreement is executed and delivered by all parties thereto, (ii) the Escrow Agreement is executed and delivered by all partners thereto, (iii) the date on which the First Purchaser deposits an aggregate  of US$ 29,500,000 with the Escrow Agent under the Escrow Agreement and (iv) the date on which the Lender advances the full amount of the Company Loan to the Company under the Company Loan Agreement, after which this Agreement may be terminated in accordance with Section 5.2 hereof;

“Encumbrances”
means all options, pledges, mortgages, liens, charges, pre-emptive rights, security interests, set off (other than customary rights of set-off of a bank with respect to funds on deposit with such bank), assignment and other similar rights of third parties except where the rights of the Sellers in the Shares are qualified as provided herein;

“Escrow Account”	means the escrow account to be opened by the Escrow Agent, in accordance with the Escrow Agreement for the payment of the Purchase Price and other payments made under this Agreement;
“Escrow Agent”	means HSBC Egypt;
“Escrow Agreement”
means the Escrow Agreement to be hereafter entered into among the Sellers, the Purchasers, the Company and the Escrow Agent in relation to the payment of the Purchase Price and the other matters as may be set forth in such Escrow Agreement, substantially  in the form attached hereto in Schedule 8, with such amendments thereto as may be approved by the parties to such Escrow Agreement, such approval to the evidenced by the respective parties signatures to the Escrow Agreement;

“Purchasers’ Completion Certificate”	Means the Certificate of the Purchasers substantially in the form of Schedule (11) attached hereto.
“First Purchaser Shares and Loan”
means (i) such rights (but not legally registered title) as the Sellers have to 17,000 Shares pursuant to the Purchase and Sale Agreements and otherwise under applicable law (the “First Purchaser Shares”), and (ii)  US$22,153,623.10 principal amount of the Loan that the First Purchaser is purchasing on the terms and subject to the conditions of this Agreement;

“GAFI”	means the General Authority for Investment and Free Zones, a governmental instrumentality of the Arab Republic of Egypt;
“Certificate of General Counsel”
means the certificate of Daniel V. Gulino, Senior Vice President and General Counsel of the Sellers (on his successor in office) to be provided by the Sellers to the Escrow Agent substantially in the Form of Schedule (12) attached hereto.

“Lender”	means the lender under the Company Loan Agreement.
“License”
means any license, permit, approval, authorization, certificate, directive, order, variance, concession agreement, registration or franchise issued, granted, conferred or otherwise created by a governmental authority;

“Loan”	means the existing loan amounting to US$26,063,086 owing by the Company to the Sellers;
“Loan Purchase Price”	means the purchase price amounting to US$26,063,086 for the existing Loan;
“Non-Competition Period”
means the period starting on (and including) the date of Closing and ending on (but excluding) the earlier of (i) the date on which the First Purchaser no longer owns any Shares, and (ii) the fifth anniversary of Closing;

“Own” or “Ownership”
means (i) with respect to the Shares, the rights of the Sellers to the Shares evidenced by the Purchase and Sale Agreements and such ownership of the Shares as the Sellers have under applicable law and not the legally registered title to the Shares and (ii) with respect to the Loan, legal entitlement;

“Parties”	means the Sellers, the Purchasers, ZG and the Company;
“Person”
means an individual, partnership, corporation, joint stock company, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof;

“Purchase and Sale Agreements”
means (i) the Purchase and Sale Agreement entered into on the 15th day of February 2001 by and between Zaki Yousif Girges and RW Egyptian Holdings, LLC relating to 200 of the outstanding Shares and (ii) the Purchase and Sale Agreement entered into on January 19, 2001 by Hussein Mohamed Kortam and Ridgewood Near East Holding, LLC relating to 19,800 of the outstanding Shares;

“Purchase Price”	means US$ 27,500,000 being the aggregate price of the Share Purchase Price and the Loan Purchase Price;
“Restricted Territories”
means the entire territory of all of the countries located in the continent of Africa and, in addition, Lebanon, Saudi Arabia, United Arab Emirates, Muscat, Oman, Yemen, Kuwait, Syria, Turkey, Iraq and Iran;

“Share Purchase Price”	means the aggregate price of the Shares referred to in Article 2 hereof and payable by the First Purchaser and the Second Purchaser to the Sellers, pursuant to the Escrow Agreement;
“Second Purchaser Shares and Loan”
means (i) such rights (but not legally registered title) as the Sellers have to 3,000 Shares pursuant to the Purchase and Sale Agreements and otherwise under applicable law (the “Second Purchaser Shares”), and (ii) US$3,909,462.90 principal amount of the Loan, that Second Purchaser is purchasing on the terms and subject to the conditions of this Agreement;

“Sellers Completion Certificate”	Means the Certificate of the Sellers substantially in the form of Schedule (13) attached hereto.
“ZG and Second Purchaser Completion Certificate”	Means the Certificate of ZG and the Second Purchaser substantially in the Form of Schedule (14) attached hereto.
“Subsidiaries”
means the following entities:

Sinai for Environmental Services, an Egyptian Joint Stock company, having its registered office at 165 El Orouba Street, Heliopolis, Cairo, Egypt.

and

Ridgewood for Water Desalination, an Egyptian Joint Stock company, having its registered office at 165 El Orouba Street, Heliopolis, Cairo, Egypt.

“Tax/tax” or “Taxation”
means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, including without limitation, corporate income tax, withholding tax of any nature, sales tax, stamp tax, custom duties and service charges, levies, social insurance premiums, employees payroll and directors tax and related deductions and withholdings, and all penalties, fines, charges, costs and interest relating thereto in all jurisdictions; and

“Warranties”
means the warranties set out in Schedule 3 (“Sellers’ Warranties”) and the warranties set out in Schedule 5 (“ZG and Second Purchaser Warranties”) and the warranties of the First Purchaser and the Second Purchaser to the Sellers as set out in Schedule 7 (the “Purchasers’ Warranties”).

1.1	Interpretation

In construing this Agreement, unless otherwise specified:

1.2.1           references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement,

1.2.2           use of any gender includes the other genders and the singular number shall include the plural and vice versa;

1.2.3            a reference to EGP is to Egyptian pounds, the lawful currency of Egypt;

1.2.4            a reference to “US$” is to United States dollars the lawful currency of the United States of America;

1.2.5           a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

1.2.6           a reference to “ordinary course of business” or “ordinary scope of business” means the normal operation of the Company, consistent with its past practice prior to Completion and within the objectives of the Company.

1.2	Schedules

The Schedules to this Agreement form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.3	Headings

The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

2.	SALE AND PURCHASE OF THE SHARES AND THE LOAN

2.1
Subject to the terms and conditions of this Agreement, at Completion, each of the Sellers shall transfer Ownership to the First Purchaser and the First Purchaser shall purchase, all of such Seller’s Ownership in the First Purchaser Shares and Loan set forth opposite such Seller’s name in Schedule 2, with all rights of such Seller attached or accruing to said First Purchaser Shares and Loan.

2.2
Subject to the terms and conditions of this Agreement, at Completion, each of the Sellers shall transfer Ownership to the Second Purchaser and the Second Purchaser shall purchase, all of such Seller’s Ownership in the Second Purchaser Shares and Loan set forth opposite such Seller’s name in Schedule 2, with all rights of such Seller attached or accruing to said Second Purchaser Shares and Loan.

2.3
The Share Purchase Price shall be an aggregate amount of US$1,436,914. The Loan Purchase Price shall be US$26,063,086. The Share Purchase Price and the Loan Purchase Price shall be payable by the First Purchaser and the Second Purchaser to the Sellers in accordance with Schedule 2 and the terms and conditions of the Escrow Agreement, without reduction for withholding taxes or otherwise.

2.4
On and after Completion, the First Purchaser shall be entitled to exercise all rights attached or accruing to the First Purchaser Shares and Loan and the Second Purchaser to the Second Purchaser Shares and Loan, including, without limitation, the right to vote the First Purchaser Shares and the Second Purchaser Shares, respectively, and to receive all dividends, distributions or any return of capital declared, paid or made by the Company with a record date on or after Completion.

2.5
The First Purchaser shall pay into the Escrow Account the amount of Two Million US Dollars (US $2,000,000), in consideration of the ZG and Second Purchaser Warranties provided herein (the “Second Purchaser Payment”), which shall be paid to the Second Purchaser at Completion in accordance with the terms of the Escrow Agreement.

2.6
Each Party covenants with the other Parties that at Completion, each of such Parties will execute the Escrow Agent Certificate and cooperate with the reasonable requests of the other Parties to cause the consummation of Completion and the release of the funds and documents held by the Escrow Agent in accordance with the terms of the Escrow Agreement. .

3.	ESCROW; and COMPANY LOAN FUNDING; EFFECTIVE DATE

3.1

The Parties agree that this Agreement shall become effective as a legally binding obligation of the Parties only upon (i) the funding by the First Purchaser of the Purchase Price and the Second Purchaser Payment in escrow under the Escrow Agreement and (ii) the Lender making the Company Loan to the Company under the Loan Agreement. Unless those two conditions are fully satisfied by 17.00 Cairo time on June 12, 2008, no Party shall have any further liability or obligation hereunder.

4.	COMPLETION

4.1
Upon satisfaction or waiver of the Completion conditions precedent in favor of the Sellers set forth in Schedule 4, the Sellers shall notify the First Purchaser that all such Completion conditions have been satisfied or waived, as applicable.  Within one day thereof, the First Purchaser shall notify the Sellers regarding the satisfaction or waiver of the Completion conditions precedent in favor of the First Purchaser set forth in Schedule 4 and shall identify any such Completion conditions that remain outstanding as of such date.  The Parties agree to cooperate to satisfy any such outstanding Completion conditions in favor of the First Purchaser promptly.  Once all such Completion conditions have been satisfied or waived, as applicable, the First Purchaser and the Sellers shall, within three Business Days thereof, fix a date for Completion.  At Completion, each of the First Purchaser, the Second Purchaser, the Sellers, and the Company shall jointly deliver to the Escrow Agent an Escrow Agent Certificate (the date of delivery being the “Submission Date”).  Once the Escrow Agreement Certificate is delivered such Escrow Agent Certificate may not be withdrawn.

4.2
The transfer of the First Purchaser Shares and Loan by the Sellers to the First Purchaser and the Second Purchaser Shares and Loan by the Sellers to the Second Purchaser, the release of the documents described in the Escrow Agreement and the release of the Purchase Price to the Sellers and the  Second Purchaser Payment to the Second Purchaser as described in the Escrow Agreement , shall all take place in Cairo, Egypt on the Submission Date, unless another date or place is agreed in writing by the Sellers and the First Purchaser.

5.	CONDITIONS TO COMPLETION; TERMINATION

5.1
First Purchaser’s obligation to complete the purchase of the First Purchaser Shares and Loan and Second Purchaser’s obligation to complete the purchase of the Second Purchaser Shares and Loan and the Sellers’ obligation to transfer the Shares and Loan is subject to the satisfaction at or prior to Completion of the Completion conditions listed in Schedule 4 after such Party’s name (relative to such Party).  If the Completion conditions relative to such Party listed in Schedule 4 are not satisfied, such Party may in its sole discretion:

(i)	defer Completion until the Completion conditions listed in Schedule 4 are satisfied; or

(ii)	waive any of the Completion conditions of such Party listed in Schedule 4 and proceed to Completion; or

(iii)	terminate this Agreement in accordance with Article 5.2.

5.2	This Agreement may be terminated at any time prior to Completion:

(i)	by the mutual written consent of the Sellers and the First Purchaser;

(ii)
by the First Purchaser, if the Sellers shall have materially breached any of the Sellers’ Warranties or covenant or other agreement of the Sellers contained in this Agreement or there is a breach of the ZG and Second Purchaser Warranties which would give rise to the failure of the Completion conditions set forth in Schedule 4 in favor of First Purchaser, and such breach is not cured within seven (7) days after receipt of written notice of such breach by the Sellers or ZG or the Second Purchaser from the First Purchaser;

(iii)
by the First Purchaser or the Sellers, if any applicable governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use all reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the transfer by the Sellers or purchase by the First Purchaser of the First Purchaser Shares and Loan  and/or the Second Purchaser Shares and Loan  and such order, decree, ruling or other action shall have become final and non-appealable;

(iv)
by either the Sellers or the First Purchaser, if Completion shall not have occurred before the Early Termination Date, unless the Parties mutually agree in writing to extend the Early Termination Date; provided that a Party in material breach of this Agreement may not exercise such right of termination while in material breach of this Agreement; or

(v)
by the Sellers, if the First Purchaser or the Second Purchaser shall have materially breached any Purchasers’ Warranties, covenants or other agreement of either such Party contained in this Agreement which would give rise to the failure of the Completion conditions in favor of the Sellers set forth in Schedule 4 and such breach is not cured within seven (7) days after receipt of written notice of such breach by a First Purchaser or Second Purchaser from the Sellers.

(vi)	In the circumstances described in Section 3.1 hereof.

5.3
In the event of a termination of this Agreement pursuant to its terms, the terminating Party shall promptly provide written notice of such termination to the other Parties specifying the provision of this Agreement pursuant to which such Party is terminating this Agreement and there shall be no liability on the part of the First Purchaser or any Seller.  Termination pursuant to this article shall be effected by notice without need for any other legal or judicial procedure or court judgment.  In the event of termination of this Agreement, the Parties shall provide an instruction to the Escrow Agent, directing the Escrow Agent to deliver all funds deposited by the First Purchaser into the Escrow Account, plus all interest accrued thereon, to the First Purchaser, and any other property held by the Escrow Agent to the Sellers.

6.	CONDUCT OF BUSINESS

6.1
From the date of this Agreement until the earlier of Completion or the termination of this Agreement, the Sellers and ZG shall procure that no dividends or other distributions in respect of the share capital of the Company and its Subsidiaries be declared or distributed or any payment be made with respect to the Loan.

6.2
From the date of this Agreement until the earlier of Completion or the termination of this Agreement, the Sellers and ZG shall use all commercially reasonable efforts to cause the Company and its Subsidiaries to: (i) conduct their business in the ordinary and usual course; (ii) maintain their respective Licenses in full force and effect; (iii) keep intact their material assets (except in connection with the conduct of the ordinary and usual course of business); (iv) retain key personnel and senior employees; (v) maintain the goodwill of their customers, suppliers and others having business relations with the Company or its Subsidiaries; and (iv) retain the present business organization of the Company and its Subsidiaries intact.

6.3
Before Completion, the manager of the Company shall call on Extraordinary Meeting of the shareholders of the Company for the purpose of considering the matters set forth in the draft minutes of such meeting attached hereto as Schedule (15). Each of the Sellers agrees to vote in favour of the matters set forth in such minutes; provided, however that Sellers shall have previously received the approvals described in the General Counsel Certificate.

6.4	The First Purchaser will cause the Lender to advance the full amount of the Company Loan to the Company in accordance with the terms of the Company Loan Agreement.

6.5
Each Party will cooperate with the reasonable requests of any other Party in order to consummate the transactions contemplated by this Agreement, including, without limitation the execution of the Escrow Agreement Certificate and the delivery of the documents held by the Escrow Agent to the First Purchaser and the release of funds held by the Escrow Agent to the Sellers and the Second Purchaser, all in accordance with the terms of the Escrow Agreement.

7.	WARRANTIES

7.1
Each of the Sellers warrants to the First Purchaser and the Second Purchaser as set forth in Schedule 3 as at the date of this Agreement and shall deliver a Sellers’ Closing Certificate and a General Counsel Certificate to First Purchaser and Second Purchaser at Completion; provided, however that the Parties agree that such Sellers warranties shall fall away immediately thereafter. For the avoidance of doubt, the Sellers shall not be liable to the First Purchaser or the Second Purchaser or any other Person, including any liability for any representations or warranties given by ZG under this Agreement and shall be released from all liabilities and obligations hereunder immediately after Completion.

7.2
From the date of this Agreement to Completion, the Sellers undertake to disclose in writing to the First Purchaser and Second Purchaser anything which would reasonably be expected to constitute a breach of any of the Sellers’ Warranties promptly after it comes to the notice of the Sellers.

7.3
Each of the Second Purchaser and ZG warrants to the First Purchaser as set forth in Schedule 5 as of the date of this Agreement, and the Second Purchaser and ZG shall deliver a Second Purchaser and ZG Closing Certificate to the First Purchaser at Completion. All such warranties of each of Second Purchaser and ZG shall survive Completion.

7.4
The First Purchaser and the Second Purchaser warrant to the Sellers as set forth in Schedule 7 as of the date of this Agreement, and the First Purchaser and Second Purchaser shall deliver a Purchasers’ Closing Certificate to the Sellers at Completion.

7.5
From the date of this Agreement to Completion, the First Purchaser and the Second Purchaser undertake to disclose in writing to the Sellers anything which would reasonably be expected to constitute a breach of any of the Purchasers’ Warranties.

8.	INDEMNIFICATION

8.1
Subject to the limitations set forth in this Agreement, each of the Second Purchaser and ZG hereby agrees to indemnify, defend, save and hold the First Purchaser and their successors in title and permitted assignees (collectively “Indemnitees”) harmless from and against all Damages suffered, imposed upon or required to be paid or incurred by the Indemnitee arising out of or resulting from any breach by any Seller, ZG or the Second Purchaser of the terms of this Agreement or the covenants of any Seller, ZG or the Second Purchaser hereunder and of any of the Sellers’ Warranties or Warranties of ZG and the Second Purchaser herein, including without limitation any claims made by Mr. Hussein Mohamed Kortam. The Sellers shall have no liability to the First Purchaser or the Second Purchaser for any breach of representations or warranties made by any of the Sellers or ZG and the Second Purchaser in this Agreement or otherwise after Completion. For the sake of clarity, after Completion, the First Purchaser is looking solely to ZG and the Second Purchaser for recovery of any Damages suffered by the First Purchaser as a result of any breach of this Agreement by any Seller, ZG or the Second Purchaser or breach of any warranty or representation or covenant made by the Seller or ZG or the Second Purchaser herein and the Second Purchaser shall have no right to recovery against the Sellers or any Affiliates of the Sellers.

8.2	In no event shall any Seller or the First Purchaser be liable for any consequential, indirect, special, exemplary, punitive or other similar types of damages.

8.3
Except as provided in Clause 8.2, nothing in this Agreement shall limit or impair the obligations (if any) of any Party hereto under applicable law for Damages for fraud committed by such Party and for purposes of the foregoing, the First Purchaser and the Second Purchaser acknowledge that they have received a copy of the Limited Due Diligence Report on Ridgewood Egypt for Infrastructure LLC dated February 11, 2008 prepared by Shalakany Law Office and that they are on notice of all matters set forth therein for purposes of this Section 8.3.

9.	CONFIDENTIALITY

The Sellers shall treat as confidential and shall not disclose (other than to their shareholders or shareholders of Ridgewood Electric Power Trust V, The Ridgewood Power Growth Fund and Ridgewood Egypt Fund, directors, officers, employees, managers, managing shareholders, representatives and agents of any of the foregoing and as may be required by applicable laws and regulations, including but not limited to, laws and regulations of the United States of America including those administered by the United States Securities and Exchange Commission or taxing authorities or other regulatory authorities) any information obtained in connection with the negotiation and entry into this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the Company and its Subsidiaries or their Business or assets, or the First Purchasers’ business or assets from the date of this Agreement and shall not be limited in time; provided that the foregoing shall not apply to any response to any subpoena or other legal process or litigation or arbitration between or among the Parties or otherwise.

10.	NON-COMPETITION

In consideration of the Agreement hereby entered into, each of the Sellers hereby covenants and agrees that, during the Non-Competition Period, they shall not and shall procure that none of their Affiliates shall, directly or indirectly:

(i)
carry on, be engaged in or have an ownership interest in any Person that carries on or is engaged in the Business within the Restricted Territories; provided, however, that notwithstanding the foregoing, each of the Sellers may own securities in any Person engaged in the Business that is a publicly held corporation, but only to the extent that such Seller does not own, of record or beneficially, more than 3% (three percent) of the outstanding equity securities of any such Person, or

(ii)
solicit, knowingly encourage or attempt to solicit or knowingly encourage any person employed in a managerial, supervisory, technical or sales capacity by the Company or its Subsidiaries immediately prior to the Closing (the “Restricted Employees”) to leave the employment of the Company or its Subsidiaries (whether or not such Restricted Employee would commit a breach of contract by reason of leaving such employment or engagement); provided, however, nothing in this Clause 10 shall prohibit a Seller from seeking to employ any Person by means of general advertising that is not specifically directed towards the Restricted Employees; provided further, however, that no Seller shall, during the Non-Competition Period, employ: (a) a senior employee who is a Restricted Employee for a period of three (3) years following the termination of such employee’s employment with the Company or its Subsidiaries or (b) any other Restricted Employee for a period of one (1) year following termination of such employee’s employment with the Company or its Subsidiaries, or

(iii)
solicit, knowingly encourage or attempt to solicit or knowingly encourage any customer of the Company or any of its Subsidiaries immediately prior to the Closing (the “Restricted Customers”) to terminate its relationship or business dealings with the Company or any of its Subsidiaries (whether or not such Restricted Customer would commit a breach of contract by reason of this termination).

11.	LANGUAGE

If this Agreement is translated into any language other than English and any conflict arises between the English language version of this Agreement and any non-English language version, the provisions of the English language version shall prevail.  Each other document or notice or other communication in connection with this Agreement shall be in English or accompanied by an English translation.  The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document, notice or other communication given or delivered to it pursuant to this Agreement.

12.	ASSIGNMENT

This Agreement shall be binding on and inure to the benefit of each Party’s permitted successors and assigns.  No Party may assign (or declare any trust in favor of a third party over) all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other Parties hereto.  Any attempted assignment in violation of this Clause 12 shall be void. The Parties understand that any assignment by the First Purchaser to its affiliates or to any other fund managed by EFG-Hermes Private Equity shall not be considered a restricted assignment in respect to this Clause 12 so long as the First Purchaser originally named in this Agreement remains responsible for its obligations hereunder.

13.	ENTIRE AGREEMENT

13.1        Whole Agreement; Third Party Beneficiaries

This Agreement and the Schedules, certificates, and other agreements and instruments specifically referred to herein (i) constitute the entire agreement between and among the Sellers, the First Purchaser, Second Purchaser, ZG and the Company relating to the subject matter of this Agreement and supersede all prior agreements and understandings (written and oral) between them and (ii) are intended to, and do not, confer on any Person other than a Party hereto any rights or remedies hereunder.

13.2        Amendments

This Agreement may only be amended or modified in writing signed by each of the Parties hereto.

13.3        Non-Waiver

The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.  A breach of any Warranty or covenant shall not be affected by the fact that a more general or more specific Warranty or covenant was not also breached.

13.4        Severability

The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.  The parties further agree to replace such invalid provision with a valid and enforceable provision that will achieve, to the extent possible, the business, economic and other purposes of such invalid provision.

14.	NOTICES

14.1         Notices to be in writing

Notices or any other communications required or permitted hereunder shall be given in writing in the English language and shall be deemed to have been delivered: (i) when delivered in person or by messenger service against receipt therefore, (ii) on the date of confirmation of receipt of transmission by telecopier (or the first Business Day in the city  where the recipient is located following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5pm local time of the recipient (subsequently confirmed by registered mail, return receipt requested or by courier)) or (iii) upon proof of delivery by an internationally recognized courier service (with confirmation of receipt), addressed to the relevant party at its address set forth in Clause 14.2 below.

14.2         Addresses

Notices under this Agreement shall be sent to a Party at its address mentioned at the beginning of this Agreement with a copy (which shall not constitute notice) to the addressees mentioned below. The Party having changed the said address shall notify to the other Party the new address within the reasonable period of time.

If to First Purchaser:	Horus Private Equity Fund III, LP c/o M&C Corporate Services Limited P.O.Box 309G7 Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands
If to Second Purchaser:	Mariridge for Infrastructure Projects office is at 26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt Attn: Mr. Zaki Girges
If to Sellers or the Company:
Ridgewood Near East Holdings LLC
RW Egyptian Holdings, LLC
c/o Ridgewood Renewable Power, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
ATTN:  Robert Swanson

(with a copy to)
Ridgewood Egypt for Infrastructure
165, El Orouba St.
Heliopolis, Cairo, Egypt
Attn: Mr. Zaki Girges,  and

Day Pitney LLP
7 Times Square
NY. NY. 10036
Attn: Mr. Frank Lawatsch, Jr. Esq.

15.	COSTS AND EXPENSES

Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

16.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with the laws of the Arab Republic of Egypt.

17.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

18.	TIME OF THE ESSENCE

Each of the Parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

19.	RESOLUTION OF DISPUTES

All disputes arising out of or in connection with this Agreement including the breach, termination, validity and or implementation thereof, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”) except as modified herein  in Paris, France.  The arbitral tribunal shall be composed of three arbitrators appointed as follows:

1.
If the Sellers or either of them is a party in the arbitration, then one of the co-arbitrators shall be appointed by the Sellers (if both are involved) or the Seller in question (if only one is involved). The other co-arbitrator shall be nominated by the other party to the arbitration. If there is more than one other party, then the second co-arbitrator shall be appointed through a joint nomination by such other parties, failing which by the ICC court.

2.	If neither of the Sellers is involved in the arbitration, then each party to the arbitration shall nominate one co-arbitrator and the chairman shall be appointed as per the Rules.

The arbitration shall be conducted in English in Paris.

20.	COVENANT REGARDING COMPANY RECORDS

The First Purchaser and the Second Purchaser hereby covenant that, after the Completion, they will cause the Company and its officers, directors and employees to make available to the Sellers the books and records of the Company and its Subsidiaries concerning periods prior to the Completion, upon reasonable notice to the Company for the purpose of permitting the Sellers or their officials to prepare financial statements, tax returns, respond to regulatory inquiries and the like or otherwise as reasonably requested by Sellers.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLERS
Ridgewood Near East Holdings LLC

By: /s/ Randall D. Holmes
Name: Randall D. Holmes
Title: President

RW Egyptian Holdings, LLC

By: /s/ Randall D. Holmes
Name: Randall D. Holmes
Title: President

FIRST PURCHASER

By: /s/ Horus Private Equity Fund III, LP	By:_____________________________
Name: Samer Yassa	Name:____________________________
Title: Director	Title:______________________________

SECOND PURCHASER

By: /s/ Zaki Yousif Girges
Name: Zaki Yousif Girges
Title: Manager

Ridgewood Egypt for Infrastructure LLC

By: /s/ Zaki Yousif Girges
Name : Zaki Yousif Girges
Title: Manager

Mr. Zaki Girges

Name: Zaki Yousif Girges
Signature: /s/ Zaki Yousif Girges

SCHEDULE 1:    THE COMPANY

Name of the Company	:	Ridgewood Egypt for Infrastructure
Commercial Registration no.	:	327201
Date of incorporation	:	November 11, 1999
Type of company	:	An Egyptian limited liability company
Issued capital and paid-in capital	:	20,000 Quotas / EGP 2,000,000

SCHEDULE 2:	FIRST PURCHASER SHARES AND LOAN AND SECOND PURCHASER SHARES AND LOAN

First Purchaser Shares

Names of Sellers	Amount of First Purchaser Shares and Loan
Ridgewood Near East Holdings, LLC	16,830 / US$ 21,932,087
RW Egyptian Holdings LLC	170 / US$ 221,536
Total	17,000 Shares/ US$22,153,623. of the Loan

Name of First Purchaser	Amount of First Purchaser Shares and Loan
Horus Private Equity Fund III L.P	17,000/ US$ 22,153,623
Total	17,000 Shares/ US$22,153,623. of the Loan

Second Purchaser Shares

Names of Sellers	Amount of Second Purchaser Shares and Loan
Ridgewood Near East Holdings, LLC	2970 /US$ 3,870,368
RW Egyptian Holdings LLC	30 / US$ 30,095
Total	3,000 Shares/ US$3,909,463. of the Loan

Name of Second Purchaser	Amount of Second Purchaser Shares and Loan
Mariridge for Infrastructure Projects	3,000 /US$ 3,909,463
Total	3,000 Shares/ US$ 3,909,463. of the Loan

SCHEDULE 3:
SELLER WARRANTIES

1.	Capacity of the Sellers

1.1.	Such Seller Owns the First Purchaser Shares and Loan and the Second Purchaser Shares and Loan set forth apposite such Seller’s name.

1.2.
Subject to the satisfaction of the Completion conditions precedent set forth in Schedule 4, such Seller has the requisite power and authority to enter into and deliver this Agreement and the Escrow Agreement, to Own the Loan set forth after its name, to transfer Ownership of the First Purchaser Shares and the Second Purchaser Shares listed opposite such Seller's name in Schedule 2 to the First Purchaser and/or the Second Purchaser as herein contemplated, and to perform its obligations under this Agreement.

1.3.
Subject to the satisfaction of the Completion conditions precedent set forth in Schedule 4, the execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of such Seller.

1.4.
This Agreement and the other documents to be delivered at Completion by such Seller have been duly and validly executed and delivered by such Seller and constitute, or will constitute at Completion, as appropriate, binding obligations of such Seller enforceable against such Seller in accordance with their terms.

1.5.	The execution and delivery of, and the performance by such Seller of its obligations under, this Agreement will not:

(i)	result in a breach of, or constitute a default under, any agreement material to the Seller and to which such Seller is a party or by which such Seller is bound; or

(ii)
assuming receipt by the First Purchaser and the Second Purchaser of the Approval, result in a breach of any law, regulation, order, judgment or decree of any court or governmental agency or of an arbitral award to which such Seller is a party or by which such Seller is bound.

2.	Insider Contracts

There are no contracts or agreements currently in effect between the Company or any of its Subsidiaries on the one hand and any of the Sellers or their Affiliates or any company controlled by such Seller or any partnership of which such Seller is the general partner, on the other hand, except as set forth in Schedule 9.

3.	Borrowings

As of Completion, other than the Loan, (i) the indebtedness of the Company and its Subsidiaries will not include any indebtedness for borrowed money owed to the Sellers or their Affiliates and (ii) none of the Sellers owe to the Company or its Subsidiaries any indebtedness for borrowed money.  For purposes of the foregoing, the transfers of funds on or prior to April 30, 2008 by the Company to the Sellers in the amount of approximately US$5,565,199 are a reduction of the principal amount of loans previously made by the Sellers to the Company and are not loans from the Company to the Sellers.

4.	Guarantees

The Company and its Subsidiaries have not given nor agreed to give any guarantee of the indebtedness for borrowed money of the Sellers, other than the guarantees granted in relation to the borrowings of Sinai for Environmental Services.

5.	Intellectual Property

The Company shall continue to have the right to use the name “Ridgewood” as part of its name for the conduct of its Business in the Restricted Territory.

6.	Corporate Matters

6.1.	The Company and its Subsidiaries have been duly incorporated and validly exist under the laws of Egypt.

6.2.
The instruments of transfer to be executed and delivered by such Seller at Completion will, subject to receipt of the Approval, effectively vest such Ownership as such Seller shall possess with respect to the Shares set forth after its name in Schedule 2 and good and marketable title to the Loan listed opposite such Seller's name in Schedule 2, to be transferred to the First Purchaser and the Second Purchaser as provided in this Agreement, free and clear of all Encumbrances (other than any Encumbrances created by the First Purchaser on the First Purchaser Shares and Loan or the Second Purchaser on the Second Purchaser Shares and Loan).

6.3.	The First Purchaser Shares constitute 85% of the total Shares in the capital of the Company and the Second Purchaser Shares constitute 15% of the total Shares in the capital of the Company.

6.4.	The Company has no subsidiary or an equity interest in any partnership or any shares in any company other than the Subsidiaries.

6.5.
The Sellers and their Affiliates have not entered into any agreement and are not aware of any: (i) Encumbrances on the Shares (other than the rights of ZG and Hussein Mohamed Kortam) and the Loan, (ii) options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any Shares in the capital of the Company other than the issuance of the First Purchaser Shares to the First Purchaser and the Second Purchaser Shares to the Second Purchaser, or other securities of the Company or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance over the First Purchaser Shares or the Second Purchaser Shares.

SCHEDULE 4:
COMPLETION CONDITIONS

FIRST PURCHASER

(a)
Without prejudice to any right of indemnification hereunder, the Sellers’ Warranties and the warranties of ZG and the Second Purchaser are true and accurate in all material respects, in each case, as of the date of this Agreement and as of Completion as if repeated at Completion (or if made as of a specified date, only as of such specified date);

(b)
Without prejudice to any right of indemnification hereunder, each of the Sellers shall have performed in all material respects all of the obligations, covenants and agreements required to be performed prior to Completion by each of them under this Agreement;

(c)	Each of the managers of the Company as listed in the Articles of Association and the commercial register of the Company (other than ZG) shall have resigned, effective on or before Completion;

(d)	The Sellers shall have delivered the General Counsel Certificate notarized by the Egyptian Consulate in New York, New York to the First Purchaser; and

(e)	The Sellers and the Second Purchaser shall have executed the Escrow Agent Certificate and delivered it to the Escrow Agent.

(f)	The Company shall have executed the Escrow Agent Certificate and shall have delivered the Escrow Agent Certificate and the documents referred to therein to the Escrow Agent.

(g)
The Escrow Agreement shall be in full force and effect and no action shall have been taken to interfere with the release of the documents referred to therein or referred to in the Escrow Agent Certificate by the Escrow Agent to the First Purchaser.

SELLERS

(a)
Without prejudice to any right of indemnification hereunder, the Warranties of each of the First Purchaser and Second Purchaser are true and accurate in all material respects, in each case, as of the date of this Agreement and as of Completion as if repeated at Completion (or if made as of a specified date, only as of such specified date);

(b)
Without prejudice to any right of indemnification hereunder, each of the First Purchaser and Second Purchaser  shall have performed in all material respects all of the obligations, covenants and agreements required to be performed prior to Completion by each of them under this Agreement, including in particular deposit of the Purchase Price into the Escrow Account;

(c)
The shareholders of each of Ridgewood Electric Power Trust V, The Ridgewood Power Growth Fund, and Ridgewood Egypt Fund shall have approved this Agreement and the transactions contemplated hereby pursuant to the requirements of the respective Declarations of Trust of such entities and Delaware law;

(d)
ZG shall have waived his right to any bonus due upon a sale of the Company or its assets in writing reasonably satisfactory to the Sellers.  ZG shall have resigned as an employee of the Sellers and any of their Affiliates (other than the Company) and waived any rights to any termination compensation or any other claims against the sellers and their Affiliates in a writing reasonably satisfactory to the Sellers and their counsel;

(e)	The First Purchaser and Second Purchaser shall have executed the Escrow Agent Certificate and delivered it to the Escrow Agent;

(f)	The Company shall have executed the Escrow Agent Certificate and shall have delivered the Escrow Agent Certificate and the documents referred to therein to the Escrow Agent.

(g)
The Escrow Agreement shall be in full force and effect; the amounts of the Purchase Price and the Second Purchaser Payment remain on deposit with the Escrow Agent, and no action shall have been taken by any Person to interfere with the release of such amounts by the Escrow Agent to the Sellers or the Second Purchaser, as the case may be.

SCHEDULE 5:
WARRANTIES OF ZG AND THE SECOND PURCHASER

1.	Accounts

1.1	The Accounts are attached hereto in Schedule 6.

1.2
The Accounts were prepared in accordance with the Egyptian Accounting Standards (the “EAS”) and give a true and fair view in all material respects of the financial position and the results of operations of the Company and the Subsidiaries as at the dates and for the periods for which they relate.

1.3
The accounting records of the Company and the Subsidiaries from which the Accounts were prepared are accurate in all material respects, except with respect to the statement regarding Ownership of the Shares of the Company.  There has been no material change in the methods and processes used to prepare and maintain the Company's (or Subsidiaries’) accounting records since the Accounts Date.

2.	From the Accounts Date up until Signing Date:

From the Accounts Date until the date of this Agreement:

2.1	The business of the Company and its Subsidiaries has been carried on in the ordinary and usual course.

2.2	There has been no change in the Company's or Subsidiaries’ fiscal year or accounting policies.

2.3	No lender to the Company or its Subsidiaries has accelerated the maturity of any of the indebtedness for borrowed money owed by the Company or its Subsidiaries.

2.4
Neither the Company nor any of its Subsidiaries has declared or distributed any dividend or other distribution in respect of its Shares or repaid the Loan, other than the aggregate amount of US$400,000 paid to the Sellers, from and after the Accounts Date through April 30, 2008 as a return of principal on the Loan.

3.	Contracts and Commitments

3.1
Except as disclosed in the Accounts other than (a) the Loan, (b) the Company Loan, (c) indebtedness of the Company’s Sinai subsidiary to HSBC in the amount of approximately EGP 10,500,000 as at April 30, 2008, and (d) equipment purchase orders relating to projects in development, neither the Company nor any of its Subsidiaries has entered, directly or indirectly, into any contract or binding commitment requiring the payment of money by the Company or its Subsidiaries of an amount in excess of  US$100,000  in any fiscal year.

3.2	All material agreements of the Company and its Subsidiaries are in full force and binding upon the parties thereto.

3.3
Neither the Company nor any of its Subsidiaries is party to any contract or binding arrangement which restricts the freedom of the Company and its Subsidiaries to carry on their business as currently conducted in any part of the world.

3.4	The Company and its Subsidiaries are in compliance in all material respects with the material agreements to which they are a party.

4.	Insider Contracts

There are no contracts or agreements currently in effect between the Company or any of its Subsidiaries on the one hand and any senior employee of the Company, the Sellers, any company controlled by such Seller, any partnership of which such Seller is the general partner or, if any members of the Second Purchaser’s immediate family, on the other hand, other than on arms length terms, other than (a) the Loan, (b) the guarantees of the HSBC indebtedness and (c) the Escrow Agreement.

5.	Grants and Allowances

No material grant, allowance, aid or subsidy received by the Company or its Subsidiaries from any supranational, national or local governmental authority or agency will be required to be repaid as a result of the consummation of the transactions contemplated by this Agreement.

6.	Terms of Trade

None of the material agreements of the Company or its Subsidiaries gives the other contracting party the right to terminate such agreement, as the case may be, or imposes any material obligation in addition to those applicable to the Company and its Subsidiaries (whether to make payment or otherwise) as a result of the consummation of the sale and purchase of the First Purchaser Shares contemplated by this Agreement.

7.	Licenses

7.1
All Licenses required by the Company and its Subsidiaries to carry on their business as now being carried on that are material to the Company and its Subsidiaries have been obtained and are valid and in full force and effect and to the best of the Second Purchaser’s knowledge, no governmental authority has notified the Company in writing that any such License will be revoked, suspended, cancelled or not renewed and no such License gives the issuing governmental authority the right to terminate or revoke such License as a result of the consummation of the sale and purchase of the First Purchaser Shares contemplated by this Agreement.

7.2
Except as otherwise disclosed in this Agreement, the Company and its Subsidiaries comply in all material respects with all applicable laws material to the Company and its Subsidiaries (including, without limitation, all such environmental and labor laws and such rules and regulations of Egypt or other jurisdictions when applicable).

8.	Borrowings

Except for the Company Loan, the obligation of the Company (as a result of guarantees of loans to the Sinai Subsidiary) with respect borrowings from banks is equal to or below EGP 10,500,000 and any excess shall be deducted by the First Purchaser from the amount to be paid by the First Purchaser to the Second Purchaser under Article 2.5 of the Agreement.

As of Completion, other than the Loans, (i) the indebtedness of the Company and its Subsidiaries will not include any indebtedness for borrowed money owed to shareholders of the Company and (ii) no shareholder of the Company owed to the Company or its Subsidiaries any indebtedness for borrowed money, in the case of each of clause (i) and (ii), in the shareholders’ capacity as shareholders of the Company.

9.	Guarantees

Other than a guarantee of the HSBC loan to the Sinai Subsidiary, the Company and its Subsidiaries have not given nor agreed to give any guarantee of the indebtedness for borrowed money of a third party, nor are they the guarantor under any other guarantee material to the Company and its Subsidiaries.

10.	Insolvency

10.1
No order has been made and no resolution has been passed for the winding up or liquidation of the Company or its Subsidiaries or for a liquidator to be appointed, and no petition has been presented and notified to the Company or its Subsidiaries, and no manager or Shareholders meeting has been convened for the purpose of the winding up or liquidation of the Company or its Subsidiaries.

10.2	The Company and its Subsidiaries are not insolvent, or unable to pay their debts, or have suspended or stopped paying their debts as they fall due.

10.3	No event analogous to any of the foregoing has occurred.

10.4	No enforceable judgment on the foregoing is outstanding against the Company or its Subsidiaries.

10.5
No bankruptcy decision has been made in respect of the Company or its Subsidiaries or a petition for such decision presented and notified.  No bankruptcy proceedings or any other type of enforcement proceeding have been commenced or are pending against the Company or its Subsidiaries.

11.	Litigation

11.1
As of the date of this Agreement, neither the Company nor its Subsidiaries are engaged in any litigation, arbitration, enforcement, material administrative or criminal proceedings, and to the best of the Second Purchaser’s knowledge, no material litigation, arbitration, enforcement or criminal proceedings by or against the Company or its Subsidiaries is threatened.

11.2	As of the date of this Agreement, there is no ongoing dispute between the Company or its Subsidiaries and any material number or category of its employees.

12.	Ownership and Condition of Assets

The Company or its Subsidiaries has good title to and/or other rights to the material, tangible properties and assets included in the Accounts (other than assets sold, realized, applied or otherwise disposed of in the normal course of trading) free from Encumbrances not disclosed in the Accounts.  The Company owns or has other legal rights to use the material, tangible properties and assets used in the conduct of the business of the Company and its Subsidiaries as currently being conducted.

13.	Intellectual Property

13.1
The Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently being conducted is either owned by the Company or one of its Subsidiaries or is otherwise in the possession of the Company or Subsidiary of the Company under a license agreement or other arrangement from another person.

13.2
The Company and its Subsidiaries are not in breach of any material license, sub-license or assignment granted to or by it in respect of any Intellectual Property owned or otherwise used in the conduct the business of the Company and its Subsidiaries as currently conducted.

13.3
As of the date of this Agreement, the Company and its Subsidiaries have not received a written notice alleging that the Company or its Subsidiaries are infringing the Intellectual Property rights of a third party.

13.4
To the best of the Second Purchaser’s knowledge, as of the date of this Agreement, there is no material unauthorized use or infringement by any person of any of the Intellectual Property rights or Confidential Information owned by the Company or its Subsidiaries and material to the Company and its Subsidiaries.

14.	Leases

The Company and its Subsidiaries are not a party to or bound by, nor have the Company and its Subsidiaries agreed or become bound to, enter into any real property lease or other contractual right of occupancy relating to real property, whether as lessor or lessee, which relates to a dispute between the Company or its Subsidiaries and any landlord or tenant under any Lease with respect to (i) an amount due by the Company or its Subsidiaries in excess of US$10,000, or (ii) that would permit the other party to terminate the lease.  The Company and its Subsidiaries are entitled to all material rights and benefits under the leases.

15.	Insurance

The Company and its Subsidiaries are entitled to all material rights and benefits under their insurance policies. Management of the Company believes that the Company and its Subsidiaries maintain insurance coverage generally appropriate for companies of their size, the locations involved and the business in which they are engaged.

16.	Employment and Labor Relations

16.1
The Company and its Subsidiaries comply in all material respects with the legal requirements relating to employment practices, terms and conditions of employment, wages, hours and benefits.  As of the date of this Agreement, there are no pending payment obligations of the Company of any material fines, penalties, or other amounts, however designated, for failure to comply in all material respects with the foregoing legal requirements.

16.2
The Company and its Subsidiaries duly employ all its employees and have duly enrolled all the employees with the social insurance system in all material respects as per the applicable laws and regulations.

16.3
There is no material ongoing dispute between the Company or any of its Subsidiaries and any union or other organization formed for a similar purpose existing or, to the best of the Second Purchaser’s knowledge, threatened.  Neither the Company nor any of its Subsidiaries is party to a collective bargaining agreement or other similar arrangement.

16.4
The Company and its Subsidiaries comply in all material respects with applicable law concerning the health and safety at work of their employees, and, to the best of the Second Purchaser’s knowledge, there are no material claims threatened or pending, by any employee in respect of any accident or injury which are not materially covered by insurance (subject to any applicable deductibles and co-payment requirements).

16.5
The Company and its Subsidiaries have not agreed to make any material payments or benefits to a present director, officer or Employee of the Company or its Subsidiaries in connection with the actual or proposed termination or suspension of employment of such director, officer or employee in excess of what is provided for under the pertinent service contract or the applicable law.

16.6	The Company and its Subsidiaries account for applicable employees’ vacation credit in all material respect in accordance to Egyptian Law.

16.7	Except as set out in the Accounts, neither the Company nor its Subsidiaries have established any share incentive, share option or profit sharing plan for the benefit of its employees.

17.	The Accounts and Tax

The Company and its Subsidiaries have no liability in excess of US $100,000 in respect of Taxes (whether actual or contingent) for taxable periods covered by the Accounts or for taxable periods ending prior to the period covered by the Accounts, in each case that have not been paid or that are not adequately provided for in the Accounts or in respect of which the applicable statute of limitations has expired.

18.	Tax Events since the Accounts Date

Since the Accounts Date, no event has occurred that will result in the Company or any of its Subsidiaries becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person.

19.	Tax returns, disputes, audits, etc.

19.1
The Company and its Subsidiaries have filed or caused to be filed all Tax returns required to be filed by the Company and its Subsidiaries, and has supplied or caused to be supplied all material information required to be supplied to any revenue authority.

19.2	As of the date of this Agreement, there is no dispute or disagreement outstanding with any revenue authority regarding any liability for any Tax or duty (including in each case penalties or interest).

19.3	The Company and its Subsidiaries have not been notified in writing that it is subject to any Tax audit or investigation.

20.	Corporate Matters

20.1	The Company and its Subsidiaries have been duly incorporated and are validly existing under the laws of the relevant jurisdiction.

20.2	The Company has no subsidiary or an equity interest in any partnership or any shares in any company other than the Subsidiaries.

20.3
The copies of the Articles of Association of the Company and its Subsidiaries as delivered to the First Purchaser contemporaneously with the execution of this Agreement, are accurate and complete in all respects.  The Company complies with its Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorized, except where it could be cured.

20.4	The Company and its Subsidiaries have all corporate power and authority to own and lease their property and assets and to carry on their business as such business is now being conducted.

SCHEDULE 6:
ACCOUNTS

Copies of the Accounts have been delivered to the First Purchaser contemporaneously with the execution of this Agreement.

SCHEDULE 7:
WARRANTIES OF FIRST PURCHASER AND SECOND PURCHASER

1.
Each of the First Purchaser and the Second Purchaser has the requisite power and authority to enter into and deliver this Agreement and the Escrow Agreement, to purchase the Shares which it is purchasing pursuant to this Agreement, to acquire Ownership of the First Purchaser Shares and Loan and the Second Purchaser Shares and Loan as provided in this Agreement, and to perform its obligations under this Agreement and the Escrow Agreement.

2.
The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of the First Purchaser and the Second Purchaser.

3.
This Agreement and the other documents to be delivered at Completion by the First Purchaser and the Second Purchaser have been duly and validly executed and delivered by such Party and constitute, or will constitute at Completion, as appropriate, binding obligations of such Party enforceable against such Party in accordance with their terms.

4.	The execution and delivery of, and the performance by each of the First Purchaser and the Second Purchaser of its obligations under, this Agreement will not:

4.1	result in a breach of, or constitute a default under, any agreement material to the First Purchaser or the Second Purchaser and to which are a party or by which it or thus are bound; or

4.2
assuming receipt by the First Purchaser and the Second Purchaser of the Approval, result in a breach of any law, regulation, order, judgment or decree of any court or governmental agency or of an arbitral award to which such Party is a party or by which it or they are bound.

5.	Each of the First Purchaser and the Second Purchaser confirm that they have conducted full technical, financial and legal due diligence on the Company prior to the signature of this Agreement.

6.
Each of the First Purchaser and the Second Purchaser have received from the Sellers the Limited Due Diligence Report on Ridgewood Egypt for Infrastructure LLC dated February 11, 2008 prepared by Shalakany Law Office.  All representations, warranties and covenants of the Sellers and of ZG and the Second Purchaser contained in this Agreement are qualified by the information set forth in such report.

SCHEDULE 8:
FORM OF ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is made as of June 5, 2008.

AMONG:

(1)
Ridgewood Near East Holdings, LLC, a limited liability company, established and organized under the laws of Delaware, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of Ridgewood Near East Holdings;

(2)
RW Egyptian Holdings, LLC, a limited liability company, established and organized under the laws of New Jersey, having its registered offices at 947 Linwood Avenue, Ridgewood, New Jersey 07450, represented herein by Mr. Randall D. Holmes, in his capacity as the legal representative of Ridgewood Egyptian Holdings;

(collectively, the “First Party” or “Sellers”); and

(3)
Horus Private Equity Fund III L.P., a Cayman Islands Limited Partnership having its registered office at c/o M&C Corporate Services Limited, P.O.Box 309G7 Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands managed by EFG-Hermes Private Equity and represented herein by Mr. Samer S. Yassa, in his capacity as the legal representative of the fund, referred to hereinafter as (the “Second Party” or  “First Purchaser”); and

(4)
Mariridge for Infrastructure Projects, an Egyptian joint stock company, whose registered office is at 26 Helmy Abd El Atti Street, Nasr City, Cairo, Egypt, represented herein by Mr. Zaki Girges, the Company’s legal representative, referred to hereinafter as (the “Second Purchaser”).

(5)
HSBC Egypt, an Egyptian bank, with its head office located at _________________________, registered with the Commercial Register under No. ________________, and represented herein by Mr. ______________________, in his capacity as the legal representative of the bank, referred to hereinafter as (the “Escrow Agent”).

(6)
Ridgewood Egypt for Infrastructure Projects LLC, an Egyptian limited liability company, commercial register No. 327201 issued on  November 11, 1999, whose registered office is at 165 El Orouba Street, Heliopolis, Cairo, Egypt, represented herein by Mr. Zaki Girges, in his capacity as the General Manager, referred to hereinafter as (“the Company”)

(All the above parties shall be collectively referred to as the “Parties”)

WHEREAS

(A)	Defined terms used herein shall have the meanings given such terms in the Sale and Purchase Agreement attached hereto (“Sale and Purchase Agreement”) unless otherwise defined herein;

(B)	The Sellers Own First Purchaser Shares and Loan and the Second Purchaser Shares and Loan; and

(C)
The First Purchaser and the Second Purchaser wish to acquire and the Sellers wish to agree on the mechanism of payment of the Share Purchase Price, the Loan Purchase Price  and the Second Purchaser Payment between the First Purchaser, the Second Purchaser and the Sellers for the transfer of the First Purchaser Shares and Loan to the First Purchaser and the Second Purchaser Shares and Loan to the Second Purchaser and the delivery of certain documents to the First Purchaser on the terms of this Agreement and the Sale and  Purchase Agreement dated June 5th, 2008 among the Sellers, the First Purchaser, the Second Purchaser and the Company (the “Purchase and Sale Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1.
Appointment of the Escrow Agent The Sellers, First Purchaser, Second Purchaser and the Company hereby appoint and designate the Escrow Agent as escrow agent for the purpose set forth herein, and the Escrow Agent does hereby accept such appointment under the terms and conditions set forth herein.

2.	Establishment of Escrow Account. Contemporaneously with the execution of this Escrow Agreement:

2.1
The Escrow Agent shall have opened an interest bearing escrow account for the purpose of this Agreement at its _____ Branch, subject to the terms and conditions of this Agreement (the “Escrow Account”).

2.2
The First Purchaser and Second Purchaser shall deposit with the Escrow Agent and the Escrow Agent shall hold in the Escrow Account, subject to the terms and conditions hereof, an amount of Twenty Seven Million Five Hundred Thousand US Dollars (US$27,500,000) (the “Purchase Price”) ..

2.3
The First Purchaser shall deposit with the Escrow Agent, and the Escrow Agent shall hold in the Escrow Account, subject to the terms and conditions hereof the payment of an amount of Two Million US Dollars (US$ 2,000,000) (the “Second Purchaser Payment”) in the Escrow Account.

3.	Disposition and Termination.

3.1
Delivery of Documents Upon Completion under the Purchase and Sale Agreement, the Sellers, the Purchasers and the Company shall deliver to the Escrow Agent the Escrow Agent Certificate substantially in the form attached herewith as Annex B, together with the documents set out in Annex A.

3.2
Upon delivery of the Escrow Agent Certificate and the documents described in Annex A, the Escrow Agent shall make deliveries as follows: (i) the Purchase Price deposited in the Escrow Account shall be delivered to the Sellers or a designee thereof; (ii) the Second Purchaser Payment shall be delivered to the Second Purchaser and (iii) the documents described in Annex A shall be delivered to the First Purchaser.

In this event the Escrow Agent shall, simultaneously with payment of the Share Purchase Price and the Loan Purchase Price to the Sellers and the Second Purchaser Payment to the Second Purchaser, pay the interest accrued on the Purchase Price, and the Second Purchaser Payment to the First Purchaser.

In such event, the payment to the Sellers of the Purchase Price shall be on the following account(s):

-	USD 27,500,000 by wire transfer to Ridgewood Renewable Power LLC. In:

Account Name: Ridgewood Renewable Power LLC Oper
Account No.:
Bank Name:  Wachovia Bank
                        Summit, NJ
ABA (wire)                               031201467
ABA (ACH)   031100225

and the Second Purchaser Payment shall be paid to the Second Purchaser on the following account:

-     USD 2,000,000 to:

Commercial International Bank (Egypt) SAE
4, Farid Street (off El Thawra St.)
Heliopolis - Cairo - Egypt
Swift Code: CIB EEG CX081
For Credit to the Account of Zaki Yousif Girges
Account No.:

Notwithstanding the foregoing, the Escrow Agent shall immediately and automatically return the Share Purchase Price, the Loan Purchase Price  and the Second Purchaser Payment, with any incurred interest thereon to the First Purchaser upon the passage of 90 calendar days, from the date hereof, without receipt of the Escrow Agent Certificate and the documents listed in Annex A of this Agreement, unless it has received written instructions signed by the Second Purchaser and the First Purchaser advising the Escrow Agent to act otherwise. In such event, return of the Purchase Price and the Second Purchaser Payment to the First Purchaser in addition to any interest accrued thereon shall be made by the Escrow Agent to the First Purchaser on the following account:

Bank Name Address Account Name Account Number Swift Code Correspondent in USD JP Morgan New York Swift Code Account No.	: Arab African International Bank : 5 Midan Al Saray Al Koubra – Garden City : Horus Private Equity Fund III LP : : ARAIEGCX : CHAS US 33 :

4.	Duties of Escrow Agent

The Escrow Agent undertakes to perform only those duties which are expressly set forth in this Agreement on its part.

The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than as outlined in this Escrow Agreement.

The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

5.	Payment to the Escrow Agent

Upon execution of this Escrow Agreement, First Purchaser and the Sellers shall pay the Escrow Agent, in equal proportion (i.e., fifty-fifty), the compensation for services to be rendered by the Escrow Agent in connection with the preparation, execution, performance, delivery of this Escrow Agreement. The fees of the Escrow Agent shall be USD $10,000 and shall be paid by the First Purchaser and the Sellers on the date of this Escrow Agreement. To the extent that the Escrow Agreement remains in effect for more than 90 days, additional fees shall be payable at the rate of US$ 3,500 per month, payable on the first day of the month in equal proportion by First Purchaser and Sellers.

6.	Term of Escrow Agreement

This Escrow Agreement shall remain in full force and effect from the date of execution until the occurrence of one of the events outlined in Article 3 herein.

7.	Notices

All notices and communications hereunder shall be in writing and shall be deemed to be duly served if sent by registered mail, return receipt requested, as follows:

If to the Escrow Agent:

(ii)           If to First Purchaser:

Horus Private Equity Fund III, L.P
c/o M&C corporate Services Limited
P.O.Box 309G7, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

If to Sellers:

Ridgewood Near East Holding LLC
RWEgyptian Holdings LLC
c/o Ridgewood Renewable Power LLC
947 Linwood Ave.
Linwood, , New Jersey 07450 U.S.A
Attn: Robert E. Swanson

(with a copy to)
Day Pitney LLC
7 Times Square New York, N.Y. 0036 U.S.A.
Attn: Frank Lawatsch JR.E&G

If to the Second Purchaser:

Zaki Yousif Girges
165 El Orouba Street
Heliopolis, Cairo, Egypt

or at such other address as any of the parties may have furnished to the other parties in writing by registered mail, return receipt requested. Any such notice or communication served in the manner specified in this Article 7 shall be deemed to have been served as of the date of its receipt.

8.	Waiver; Modification

The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a written document signed by all of the Parties hereto.

9.	Assignment

Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other Parties.

10.	Governing Law

This Escrow Agreement shall be governed by and construed in accordance with the laws of the Arab Republic of Egypt.

11.	Limitation of Liability

The First Purchaser, the Sellers and the Second Purchaser recognize that the Escrow Agent shall not be held liable, in case of and breach of the First Purchaser, the Seller and/or the Second Purchaser under this Agreement.

12.	Dispute Resolution.

All disputes arising out of or in connection with this Agreement including the breach, termination, validity and or implementation thereof, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”) in Paris, France. The arbitral tribunal shall be composed of three arbitrators appointed as follows:

1.	The Sellers shall collectively appoint one co-arbitrator and the Purchasers shall collectively appoint one co-arbitrator. The said co-arbitrators shall appoint the chairman of the arbitral tribunal.

2.	In case of failure to appoint any member of the arbitral tribunal , the ICC court of arbitration shall be the appointing authority.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date and year first above written.

The Escrow Agent

_______________________________

The First Purchaser

_______________________________

The Sellers

_______________________________

The Second Purchaser

_______________________________

The Company

______________________________

Annex A
List of Documents to be delivered to the Escrow Agent

1-
The Minutes of the Extraordinary General Shareholders Meeting approving the transfer of the First Purchaser Shares from the Sellers to the Second Purchaser Shares, duly ratified by the General Authority for Investment and Free Zones substantially in the form attached herewith as Annex (C).

2-
Original   Ledger of Ownership of Quotas of the Company evidencing the transfer of the First Purchaser Shares from the Sellers to the First Purchaser and the Second Purchaser Shares to the Second Purchaser as signed by the manager of the Company and stamped with the Company’s seal.

3-
A Certificate from the General Counsel of the Sellers to the effect that the sale of the First Purchaser Shares and the Second Purchaser Shares has been approved by the Sellers’ shareholders substantially in the form attached herewith as Annex (D).

Annex B
Form of Escrow Agent Certificate

Dear Sirs,

Re.:           Escrow Agent Certificate

Reference is made to the Escrow Agreement dated June, 2008 signed by the Sellers, the Purchasers and the Company (the “Escrow Agreement”).

Capitalized terms used herein shall have the same meaning ascribed to them in the Escrow Agreement.

In accordance with the Escrow Agreement:

(i)	This certificate is the “Escrow Agent Certificate” referred to in Annex B of the Escrow Agreement;.

(ii)	Together with this Escrow Certificate, the Company hereby makes delivery to the Escrow Agent of the documents described in Annex A to the Escrow Agreement;

(iii)
The Purchasers, the Sellers and the Company hereby confirm that all of the completion conditions of the Sale and Purchase Agreement have been satisfied or waived and that the Escrow Agent is hereby authorized and divested as follows:

(a)	To deliver the Purchase Price to the Sellers as provided in Section 3.2 (i) of the Escrow Agreement.

(b)	To deliver the Second Purchaser Payment to the Second Purchaser as provided in Section 3.2 (ii) of the Escrow Agreement;

(c)	To make delivery of the documents described in Annex A of the Escrow Agreement to the First Purchaser.

(d)
To the extent that there are any funds remaining in the Escrow account after giving effect to the deliveries of funds to the Sellers and the Second Purchaser in Clauses (iii)(a) and (b) above, the Escrow Agent is authorized to deliver such remaining funds to the First Purchaser as contemplated  in Section 3.2 of the Escrow Agreement.

(e)
Upon the performance by the Escrow Agent of the actions described in clauses (iii)(a), (b) (c) and (d) above of this Escrow Agent Certificate, the Escrow Agent shall have fully discharged it obligations under the Escrow Agreement

Very truly yours,

The First Purchaser

The Second Purchaser

The Sellers

The Company

Annex C
Form of the Extraordinary General Shareholders Meeting

Minutes of Meeting
of the Extraordinary General Shareholder Meeting
Of Ridgewood Egypt for Infrastructure Company
A Limited Liability Company
Convened on _________

Upon the invitation sent by Mr. Zaki Yousif Girges, in his as the Manager of the Company to all the shareholders, the General Authority for Investment and Free Zones and the Company’s Auditor on ___________, the Extraordinary General Shareholders Meeting of Ridgewood Egypt for Infrastructure Company, a limited liability company convened on _________ at ____ (hours) at the premises of the Company located at 165 Orouba Street, Nozha Station, Heliopolis, Cairo to review the following Agenda:

1. Amend Article (5) of the Articles of Incorporation of the Company.
2. Any new matter arises during the Meeting.
The Meeting was attended by:
- Mr. _______________, on behalf of the General Authority for Investment and Free Zones.
- Mr. ________________, on behalf of PriceWaterhouse Coopers, by virtue of an authorization dated _________.
- Mr. ________________, on behalf of Ridgewood Near East Holdings, by virtue of an authorization dated _______.
- Mr. _________________, on behalf of RW Egyptian Holdings, by virtue of an authorization dated _________.
Percentage of attendance is 100%.
The Meeting was presided by the Manager of the Company and Mr. _______________, has been appointed as secretary of the Meeting and Messrs. ______________ and ______ ___________ have been appointed as vote supervisors.

The appointments have been approved.
The Chairman of the Meeting opened the Meeting according to the Agenda and the following have been discussed:
- Whereas, RW Egyptian Holdings and Ridgewood Near East Holdings have purchased the entire shares on January 19, 2001, thus they become the actual owners of the shares.
-      Whereas the Extraordinary General Shareholders Meeting of the Company approved the amendment of Article (5) of the Articles of Incorporation of the Company to prove that the two companies become shareholders in the Company, which was ratified by the General Authority for Investment and Free Zones on May 10, 2001.

-      Whereas, the security entities have objected to the names of the two shareholders and as the two shareholders have sold their shares in the Company to _______ ________ ________ and Mariridge for Infrastructure Company, SAE, therefore the Extraordinary General Shareholders Meeting has unanimously approved the following resolutions:

Resolution I
Approve the amendment of Article (5) of the Articles of Incorporation of the Company to read as follows:
Article (5) Before Amendment
The capital of the Company has been set at L.E 2,000,000 (two million Egyptian pounds) divided into (20000) shares of a respective value of L.E 100 (one Hundred Egyptian pounds) each. All shares are cash shares and they are divided as follows:

Name & nationality	No. of Shares	Value	Currency	%
Zaki Yousif Girges - Egyptian	200	20,000	EGP	1%
Hussein Mohamed Kortam - Egyptian	19800	1,980,000	EGP	99%
TOTAL	20000	2,000,000	EGP	100%

Article (5) After Amendment
The capital of the Company has been set at L.E 2,000,000 (two million Egyptian Pounds) divided into (20000) shares of a respective value of L.E 100 (one Hundred Egyptian Pounds) each. All shares are cash shares and they are divided as follows:

Name & nationality	No. of Shares	Value	Currency	%
__________	17000	1,700,000	EGP	85%
Mariridge for Infrastructure	3000	300,000	EGP	15%
TOTAL	20000	2,000,000	EGP	100%

As there was no other matter opened for discussion, the Extraordinary General Shareholders Meeting was adjourned at ___ (hours).
The Extraordinary General Shareholders Meeting has authorized Messrs. Mohamed Abdel Halim Shaker and Sherif Aly El Din Hassan, attorneys-at-law at Shalakany Law Office, jointly and/or severally to carry out the necessary procedures before the governmental and non-governmental entities, including without limitation, the General Authority for Investment and Free Zones, the Notary Public Offices to ratify the Extraordinary General Shareholders Meeting and amend the Commercial Registration of the Company, as well as suspend any of the legal procedures or withdraw the Minutes of the Extraordinary General Shareholders Meeting before ratification from the General Authority for Investment and Free Zones.

Vote Supervisors
Secretary
Company’s Auditor
The Chairman of the Meeting

Annex D
The General Counsel’s Certificate

To: Escrow Agent

Date: [____________]

Dear Sirs,

Certificate of General Counsel of Sellers

Escrow Agreement dated June ___, 2008 between Ridgewood Near East Holdings, LLC, a Delaware limited liability company (“Ridgewood Near East”), RW Egyptian Holdings, LLC, a Delaware limited liability company (“RW” and, collectively with Ridgewood Near East, the “Sellers”), Horus Private Equity Fund III, L.P, (the “First Purchaser”), Mariridge for Infrastructure Projects, an Egyptian joint stock company (the “Second Purchaser” and, collectively with the First Purchaser, the “Purchasers”)and Ridgewood for Infrastructure, an Egyptian Limited Liability Company (the “Company”).

Reference is made to the above mentioned escrow agreement (the “Escrow Agreement”) terms capitalized in this letter shall, unless the context requires otherwise, have the same meaning as set out in the Escrow Agreement.

I, Daniel Gulino, hereby certify as follows:
(i)	This Certificate is the “Certificate of General Counsel of the Sellers” referred to in item 3 of Annex A of the Escrow Agreement;
(ii)	I am the duly appointed Senior Vice President and General Counsel of the Sellers; and
(iii)
I hereby confirm that all necessary approvals of the Ridgewood Electric Power Trust V, Ridgewood Power Growth Fund and the Ridgewood Egypt Fund (and their affiliates) necessary to authorize the Sellers to consummate the transactions contemplated by the Sale and Purchase Agreement have been duly obtained in accordance with the Declarations of Trust or other governing documents of each such entity and in accordance with the Laws of the United State, the State of Delaware and any other applicable law of any State in the United States.

Yours faithfully

Name:  _____________________

Signature:____________________

For and on behalf of the Sellers

SCHEDULE 9:
COMPANY LOAN AGREEMENT

This Loan Agreement is made this 5th  day of June, 2008.
By and Between:

1-
HORUS PRIVATE EQUITY FUND III L.P, a Cayman Islands Limited Partnership having its head office at c/o M&C Corporate Services Limited, P.O.Box 309G7 Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. (hereinafter referred to as the “Lender”).

First Party
and

2-	Ridgewood Egypt for Infrastructure LLC (“REFI”) an Egyptian Limited Liability company, having its head office at 165, El Orouba Street, Heliopolis, Cairo, Egypt.
(hereinafter referred to as the “Borrower”)
Second Party

Whereas:

a)	The Lender has agreed to provide the Borrower with a loan of US$ 2 million.

b)	The Lender has agreed to make the loan available to the Borrower upon and subject to the terms and conditions of this Agreement.

Now, therefore, it is hereby agreed as follows:

1.	The Loan:

1.1	Upon and subject to the terms and conditions of this Agreement, the Lender agrees to lend and the Borrower agrees to borrow US$ 2,000,000.00 (the “Loan”).

1.2	The proceeds of the Loan shall be applied by the Borrower in or financing general corporate operations, including purchase of equipment and working capital.

2.	Drawdown:

Within ten days after the date of this Agreement, the Lender will advance the full amount of the Loan to the Borrower by issue transfer of immediately available funds to Borrower’s Bank, as follows:

Commercial International Bank (Egypt) SAE
CIB – ALNASR
Building 14, Ramo Residential Area
El Nasr Road – Nasr City - Cairo - Egypt
Swift Code: CIB EEG CX020
For Credit to the Account of Ridgewood Egypt for Infrastructure
Account No.:

3.	Term and Interest; Repayment:

3.1	The term of this Agreement shall be two years starting on the date the Loan is made and ending on the second anniversary of the date the Loan is made (the “Maturity Date”).

3.2	The Borrower shall repay the Loan in monthly installments as follows:

(a)	For the first 90 days after the Loan is made, no payments are due;

(b)
Commencing on the 120th day after the Loan is made, and continuing on the same day of each month thereafter for the succeeding 17 months, the Borrower shall pay monthly installments in the amount of US$ 123,117. This payment amount represents the amount of constant blended payments of principal and interest necessary to amortize the principal amount of US$ 2,050,000 over 18 months with interest at 10% per annum.

3.3	The Loan may be prepaid in whole or in part at any time without penalty.

4.	Payment Instructions:

4.1	All payments to be made by the Borrower hereunder shall be made in US$ on the due date by transfer of immediately available funds to the Lender’s account No. ___________ with __________ Bank.

4.2
Whenever any payment hereunder, shall become due on a day which is not a business day, the due date thereof shall be extended to the next succeeding business day unless such business day falls in the next calendar month, in which event such due date shall be the immediately preceding business day. During any extension of the date for payment, interest shall be payable on the amount due at the rate payable on such due date.

5.
Acceleration of the Loan:

In the event that the Borrower shall fail to make full payment of the amounts of principal and interest on the Loan when due as set forth in Section 3.3(b) above for two consecutive months, then the Lender may, by written notice to the Borrower, accelerate the Maturity Date of the Loan to the date of such written notice from Lender to Borrower.  Upon any such acceleration by the Lender, the total outstanding amount of principal of the Loan shall become immediately due and payable, together with any amount of interest thereon accrued through the date of such notice of acceleration.

6.	Representation and Warranties:

The Borrower hereby makes the following representations and warranties for the benefit of the Lender.

7.1	The Borrower has the power to enter into and perform this Agreement and to borrow hereunder.

7.2	This Agreement, when duly executed and delivered hereunder will constitute, the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

7.3
The making, delivery and performance of this Agreement does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority or agency or of any court or (ii) any mortgage, contract or other understanding to which the Borrower is a party or which is binding upon the Borrower.

7.	General Provisions:

7.1
Any notice communication under this Agreement shall be legally binding if sent in writing to the addresses given herein, unless such address has been changed and the other party has been given notice by registered mail of such change of address.

If to the Borrower

Ridgewood Egypt for Infrastructure LLC
165 El Orouba St.
Heliopolis, Cairo, Egypt
Attn: Mr. Zaki Girges
(with a copy to)
Ridgewood Renewable Power LLC
947 Linwood Avenue
Ridgewood, New  Jersey 07450
U.S.A.
Attn:  Robert E. Swanson, Chairman

If to the Lender

Horus Private Equity Fund III, L.P
c/o M&C corporate Services Limited
P.O.Box 309G7, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

7.2	This Agreement shall be governed by Egyptian Law and any dispute arising thereunder shall be subject to the jurisdiction of the Cairo courts.

8.	Counterparts:

This Agreement has been drawn in two copies; each has the same force and effect.

First Party	Second Party

The Lender	The Borrower

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 10:
ARTICLES OF ASSOCIATION OF THE COMPANY AND ITS SUBSIDIARIES

Copies of the Articles of Association of the Company and its Subsidiaries have been delivered to the First Purchaser contemporaneously with the execution of this Agreement.

SCHEDULE 11:
FORM OF PURCHASERS’ COMPLETION CERTIFICATE

To: The Sellers
Date: _______________

Dear Sirs,

Certificate of First Purchaser and Second Purchaser

Sale and Purchase Agreement dated June 5, 2008 between Ridgewood Near East Holdings, LLC, a Delaware limited liability company (“Ridgewood Near East”), RW Egyptian Holdings, LLC, a Delaware limited liability company (“RW” and, collectively with Ridgewood Near East, the “Sellers”), Horus Private Equity Fund III L.P, (the “First Purchaser”), Mariridge for Infrastructure Projects, an Egyptian joint stock company (the “Second Purchaser” collectively with the First Purchaser, the “Purchasers”), and Ridgewood for Infrastructure, an Egyptian Limited Liability Company (the “Company”) (the “Agreement”).

Terms capitalized in this Certificate shall, unless the context requires otherwise, have the same meaning as set out in the Agreement.

1.	The First Purchaser and the Second Purchaser hereby certify that:

(a)	This Certificate is the “Purchasers Completion Certificate” referred to in the Agreement;

(b)
The representations and warranties of the First Purchaser and the Second Purchaser as set forth in Schedule (7) of the Agreement are true and accurate in all material respects as of the date hereof, and

(c)
Each of the First Purchaser and Second Purchaser have performed in all material respects all of the obligation, convents, and agreements required to be performed prior to the date hereof by each of them under the Agreement including, in particular,  the deposit of the Purchase Price under the Escrow Agreement.

2.
The First Purchaser confirms that all of the Completion conditions relative to the First Purchaser as set forth in Schedule (4) of the Agreement have been satisfied or waived, and that the First Purchaser has executed and delivered the Escrow Agent Certificate.

3.	The Second Purchaser confirms that Second Purchaser has executed and delivered the Escrow Agent Certificate.

Yours faithfully, Name: _______________________ Signature: For and on behalf of the First Purchaser	Name: ________________________ Signature: For and on behalf of the Second Purchaser

SCHEDULE 12:
FORM OF CERTIFICATE OF GENERAL COUNSEL

To: First Purchaser
Date: _______________

Dear Sirs,

Certificate of General Counsel of Sellers

Sale and Purchase Agreement dated June 5, 2008 between Ridgewood Near East Holdings, LLC, a Delaware limited liability company (“Ridgewood Near East”), RW Egyptian Holdings, LLC, a Delaware limited liability company (“RW” and, collectively with Ridgewood Near East, the “Sellers”), Horus Private Equity Fund III L.P, (the “First Purchaser”), Mariridge for Infrastructure Projects, an Egyptian joint stock company (the “Second Purchaser” collectively with the First Purchaser, the “Purchasers”), and Ridgewood for Infrastructure, an Egyptian Limited Liability Company (the “Company”) (the “Agreement”).

Terms capitalized in this Certificate shall, unless the context requires otherwise, have the same meaning as set out in the Agreement.

I, Daniel V. Gulino, hereby certify as follows:

1.	I am the duly appointed Senior Vice President and General Counsel of the Sellers.

2.
All consents of shareholders of Ridgewood Electric Power Trust V, Ridgewood Power Growth Fund and the Ridgewood Egypt Fund and all other shareholders consents necessary to authorize the Sellers to consummate the transaction contemplated by the Agreement have been obtained in accordance with the Declaration of Trust (or other organizational documents) of each such entities, and in accordance with the Laws of the United States, the State of Delaware and any other applicable law of any other State of the United States.

Yours faithfully,

Name:  _______________________
Signature:

For and on behalf of the Sellers

SCHEDULE 13:
FORM OF SELLERS’ COMPLETION CERTIFICATE

To: The First Purchaser
Date: _______________

Dear Sirs,

Certificate of Sellers

Sale and Purchase Agreement dated June 5, 2008 between Ridgewood Near East Holdings, LLC, a Delaware limited liability company (“Ridgewood Near East”), RW Egyptian Holdings, LLC, a Delaware limited liability company (“RW” and, collectively with Ridgewood Near East, the “Sellers”), Horus Private Equity Fund III L.P, (the “First Purchaser”), Mariridge for Infrastructure Projects, an Egyptian joint stock company (the “Second Purchaser” collectively with the First Purchaser, the “Purchasers”), and the Company (the “Agreement”).

Terms capitalized in this letter shall, unless the context requires otherwise, have the same meaning as set out in the Agreement.

1.	Each of the Sellers hereby certify that:
(a)	This Certificate is the “Sellers Completion Certificate” referred to in the Agreement;
(b)	The representation and warranties of the Sellers as set forth in Schedule (3) of the Agreement are true and accurate in all material respects as of the date hereof, and
(c)	Each of the Sellers has performed in all material respects all of the obligations and agreements required to be performed prior to the date hereof by each of them under the Agreement.
2.
Each of the Sellers confirms that all of the Completion conditions relative to the Sellers as set forth on Schedule (4) of the Agreement have been satisfied or waived and that the Sellers have executed and delivered the Escrow Agent Certificate.

Yours faithfully

Name: _______________________ For and on behalf of the Ridgewood Near East Holdings, LLC	Name: ________________________ For and on behalf of the RW Egyptian Holdings LLC.

SCHEDULE 14:
FORM OF ZG AND SECOND PURCHASER COMPLETION CERTIFICATE

To: First Purchaser
Date: _______________

Dear Sirs,

Certificate of ZG and Second Purchaser

Sale and Purchase Agreement dated June 5, 2008 between Ridgewood Near East Holdings, LLC, a Delaware limited liability company (“Ridgewood Near East”), RW Egyptian Holdings, LLC, a Delaware limited liability company (“RW” and, collectively with Ridgewood Near East, the “Sellers”), Horus Private Equity Fund III L.P, (the “First Purchaser”), Mariridge for Infrastructure Projects, an Egyptian joint stock company (the “Second Purchaser” collectively with the First Purchaser, the “Purchasers”), and Ridgewood for Infrastructure, an Egyptian Limited Liability Company (the “Company”) (the “Agreement”).

Terms capitalized in this Certificate shall, unless the context requires otherwise, have the same meaning as set out in the Agreement.

1.	ZG and the Second Purchaser hereby certify that:

(a)	This Certificate is the ZG and Second Purchaser “Completion Certificate” referred to in the Agreement;

(b)	The representations and warranties of ZG and the Second Purchaser as set forth in Schedule (5) of the Agreement are true and accurate in all material respects as of the date hereof, and

(c)
Each of ZG and the Second Purchaser have performed in all material respects all of the obligations, covenants and agreements required to be performed prior to the date hereof by each of them under the Agreement.

Yours faithfully,

Name:                      _______________

Signature:

For and on behalf of the Second Purchaser

Name: Zaki Girges

Signature:

SCHEDULE 15:
FORM OF THE MINUTES OF THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

Minutes of Meeting
of the Extraordinary General Shareholder Meeting
Of Ridgewood Egypt for Infrastructure Company
A Limited Liability Company
Convened on _________

Upon the invitation sent by Mr. Zaki Yousif Girges, in his as the Manager of the Company to all the shareholders, the General Authority for Investment and Free Zones and the Company’s Auditor on ___________, the Extraordinary General Shareholders Meeting of Ridgewood Egypt for Infrastructure Company, a limited liability company convened on _________ at ____ (hours) at the premises of the Company located at 165 Orouba Street, Nozha Station, Heliopolis, Cairo to review the following Agenda:

1. Amend Article (5) of the Articles of Incorporation of the Company.
2. Any new matter arises during the Meeting.
The Meeting was attended by:
- Mr. _______________, on behalf of the General Authority for Investment and Free Zones.
- Mr. ________________, on behalf of PriceWaterhouse Coopers, by virtue of an authorization dated _________.
- Mr. ________________, on behalf of Ridgewood Near East Holdings, by virtue of an authorization dated _______.
- Mr. _________________, on behalf of RW Egyptian Holdings, by virtue of an authorization dated _________.
Percentage of attendance is 100%.
The Meeting was presided by the Manager of the Company and Mr. _______________, has been appointed as secretary of the Meeting and Messrs. ______________ and ______ ___________ have been appointed as vote supervisors.

The appointments have been approved.
The Chairman of the Meeting opened the Meeting according to the Agenda and the following have been discussed:
- Whereas, RW Egyptian Holdings and Ridgewood Near East Holdings have purchased the entire shares on January 19, 2001, thus they become the actual owners of the shares.
-      Whereas the Extraordinary General Shareholders Meeting of the Company approved the amendment of Article (5) of the Articles of Incorporation of the Company to prove that the two companies become shareholders in the Company, which was ratified by the General Authority for Investment and Free Zones on May 10, 2001.

-      Whereas, the security entities have objected to the names of the two shareholders and as the two shareholders have sold their shares in the Company to _______ ________ ________ and Marriage for Infrastructure Company, SAE, therefore the Extraordinary General Shareholders Meeting has unanimously approved the following resolutions:

Resolution I
Approve the amendment of Article (5) of the Articles of Incorporation of the Company to read as follows:
Article (5) Before Amendment
The capital of the Company has been set at L.E 2,000,000 (two million Egyptian pounds) divided into (20000) shares of a respective value of L.E 100 (one Hundred Egyptian pounds) each. All shares are cash shares and they are divided as follows:

Name & nationality	No. of Shares	Value	Currency	%
Zaki Yousif Girges - Egyptian	200	20,000	EGP	1%
Hussein Mohamed Kortam - Egyptian	19800	1,980,000	EGP	99%
TOTAL	20000	2,000,000	EGP	100%

Article (5) After Amendment
The capital of the Company has been set at L.E 2,000,000 (two million Egyptian Pounds) divided into (20000) shares of a respective value of L.E 100 (one Hundred Egyptian Pounds) each. All shares are cash shares and they are divided as follows:

Name & nationality	No. of Shares	Value	Currency	%
__________	17000	1,700,000	EGP	85%
Mariridge for Infrastructure	3000	300,000	EGP	15%
TOTAL	20000	2,000,000	EGP	100%

As there was no other matter opened for discussion, the Extraordinary General Shareholders Meeting was adjourned at ___ (hours).
The Extraordinary General Shareholders Meeting has authorized Messrs. Mohamed Abdel Halim Shaker and Sherif Aly El Din Hassan, attorneys-at-law at Shalakany Law Office, jointly and/or severally to carry out the necessary procedures before the governmental and non-governmental entities, including without limitation, the General Authority for Investment and Free Zones, the Notary Public Offices to ratify the Extraordinary General Shareholders Meeting and amend the Commercial Registration of the Company, as well as suspend any of the legal procedures or withdraw the Minutes of the Extraordinary General Shareholders Meeting before ratification from the General Authority for Investment and Free Zones.

Vote Supervisors
Secretary
Company’s Auditor
The Chairman of the Meeting